Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 23, 2007, except for Note 17 as to which the date is August 8, 2007, relating to the consolidated financial statements and financial statement schedules of PNA Group, Inc. (Successor) and our report dated April 23, 2007, except for Note 17 as to which the date is August 8, 2007, relating to the consolidated financial statements and financial statement schedules of PNA Group, Inc. (Predecessor), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

October 19, 2007